EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2017, except for Note 21, as to which the date is November 13, 2018, with respect to the consolidated financial statements and schedule included in the Annual Report of Five Oaks Investment Corp. (now known as Hunt Companies Finance Trust, Inc.) and subsidiaries on Form 10-K/A for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Five Oaks Investment Corp. and subsidiaries on Forms S-3 (File No. 333-211027 and File No. 333-215234.)

/s/ GRANT THORNTON LLP

New York, New York

June 14, 2017, except for

Note 21 as to which the date is

November 13, 2018